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                                                                     EXHIBIT 21

BAYLAKE CORP.

LIST OF SUBSIDIARIES:

Baylake Bank                                     Kewaunee County BancShares
Bank of Sturgeon Bay Building Corp.              Lufter Insurance Agency
Baylake Insurance
Baylake Investments, Inc.
Cornerstone Financial, Inc.
Karsten Resources, Inc.